Exhibit 23.2

BDO Forte Audit	Cim:	1126 Budapest, Nagy Jeno u 10.
Konyvvizsgalo Kft.	Postafiok:	1531 Budapest, Pf. 83.
	Telefon:	(+36-1) 235-3010, 235-3090
	Telefax:	(+36-1) 266-6438
	E-mail:	office@bdo.hu
	Honlap:	www.bdo.hu

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this year end Audited Consolidated Financial Statement issued on March 14, 2009, relating to the financial statements of Power of the Dream Ventures, Inc. (formerly TIA V, Inc.) as of December 31, 2008 for year then ended.

Dated: March 14, 2009.  Budapest, Hungary

/s/ Ferenc Baumgartner	/s/ Andras Nagy
Ferenc Baumgartner General Manager BDO Forte Audit Ltd.	Andras Nagy Registered Auditor BDO Forte Audit Ltd.

Fovarosi Birosag mint Cegbirosag	cegjegyzekszam: Cg. 01-09-867785	adoszam: 13682738-2-43